Exhibit 99.1

AT THE COMPANY

Brenda Abuaf, Director of Shareholder Services

(800) 831-4826

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2      CHARTERMAC ANNOUNCES THE LAUNCH OF CENTERBROOK FINANCIAL LLC – A CREDIT INTERMEDIATION COMPANY FORMED IN PARTNERSHIP WITH IXIS CAPITAL MARKETS NORTH AMERICA INC.

-- Completes First Transaction on $820 Million Pool of Multifamily Bonds --

NEW YORK, NY – June 29, 2006 – CharterMac (NYSE: CHC) today announced the launch of Centerbrook Financial LLC, (“Centerbrook” or “the Company”). Formed in partnership with IXIS Capital Markets North America Inc. (“IXIS”), Centerbrook will be a provider of credit intermediation products, including credit default swaps, to the affordable housing finance industry. Centerbrook’s senior-debt received a AAA/Aaa rating from Standard & Poor’s and Moody’s Investor Services, respectively. In addition to equity contributions from CharterMac and IXIS, Centerbrook entered into senior and mezzanine debt facilities pursuant to which it has commitments for $155 million from four financial institutions.

Concurrently with the launch, Centerbrook completed its first transaction, providing a pool of credit default swaps in connection with the re-securitization of $820 million of CharterMac’s existing multifamily revenue bonds.

“This transaction represents only the initial phase of our credit intermediation business,” commented Marc D. Schnitzer, Chief Executive Officer and President of CharterMac. “Our ownership of Centerbrook will enable us to retain a significant portion of the fees that we would have paid to third party credit providers. CharterMac paid third party credit providers over $13.5 million of fees in 2005, even though we retained a majority of the risk associated with the transactions. In addition, Centerbrook will enable us to obtain better leverage against our assets, lower our average cost of capital and increase our return on equity. With respect to this initial $820 million transaction, we were paying third party credit providers 47.9 basis points in credit intermediation fees on an annual basis and we will now capture 38% of those fees in Centerbrook, resulting in $1.5 million of annual savings. Following its successful launch today, Centerbrook will work to further expand its credit intermediation capabilities.”

Added Nicholas Mumford, Managing Director of IXIS: “This partnership with CharterMac represents a distinct opportunity for IXIS to partner with a leader in the real estate finance industry with a very active pipeline of product. Furthermore, our companies are a natural fit for each other and will be in a position to mutually benefit from the various resources that each company will bring to the relationship. For example, while this transaction is expected to reduce CharterMac’s exposure to and reliance on the credit markets, it is also expected to provide IXIS with access to a segment that is very complementary to our existing North American businesses and consistent with many of IXIS’s activities in Europe.”

In December of 2004, CharterMac announced the formation of a strategic relationship with IXIS upon completion of a Low-Income Housing Tax Credit (LIHTC) fund for which IXIS provided credit intermediation. To date, IXIS has provided approximately $909.8 million of credit intermediation for CharterMac, of which approximately $387.6 million represents LIHTC fund transactions and approximately $522.2 million for revenue bonds securitized by the Company.

Centerbrook Holdings LLC, which owns all of the equity interests in Centerbrook, is 90% owned by a subsidiary of CharterMac and 10% owned by IXIS.

About CharterMac

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies. CharterMac offers capital solutions to developers and owners of multifamily and commercial real estate throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at http://www.chartermac.com or contact the Investor Relations Department directly at 800-831-4826.

About IXIS Capital Markets

IXIS Capital Markets is an affiliate of IXIS Corporate & Investment Bank and member of Groupe Caisse d’Epargne, one of France’s largest banks. Through its subsidiaries, IXIS Capital Markets provides innovative, made-to-measure financing, investment and risk management solutions that assist institutional investors, major issuers, corporations and high-net-worth individuals in achieving their goals. The company brings its working partners the ability to deal with complexity, the flexibility to develop robust solutions that span multiple product areas, superior risk management and the financial strength of its parent group. News releases and other information about IXIS Capital Markets, its products and services are available at www.ixiscm.com. For further information, please contact 212-891-1831 or 212-891-6152.

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Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this document. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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